Exhibit 99.1

USG Corporation Announces Launch of Senior Notes Offering

CHICAGO--(BUSINESS WIRE)--March 29, 2012--USG Corporation (NYSE:USG) today announced that it launched a private offering of $250 million aggregate principal amount of senior notes (the “New Notes”). The New Notes will be the unsecured obligations of USG. USG’s obligations under the New Notes will be guaranteed on a senior unsecured basis by certain of its domestic subsidiaries.

USG intends to use all or a portion of the net proceeds from the sale of the New Notes to repurchase its outstanding 9.75% Senior Notes due 2014 (the “2014 Notes”) that are tendered pursuant to the cash tender offer that USG commenced on March 14, 2012 and to pay all related costs and expenses. As of March 27, 2012, approximately $117.9 million principal amount of the outstanding 2014 Notes had been validly tendered in the tender offer. After repurchasing 2014 Notes pursuant to the tender offer, USG intends to use any remaining net proceeds from the sale of the New Notes for working capital and other general corporate purposes, which may include the repurchase or other acquisition of 2014 Notes or USG’s other outstanding indebtedness through open market purchases, privately negotiated transactions, redemptions, other tender offers or otherwise.

The New Notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. When issued, the New Notes will not have been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the New Notes will be made only by means of a private offering memorandum.

About USG

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide.

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USG Corporation
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